EXHIBIT 10-w

[BAUSCH & LOMB LOGO]

November 12, 2003

TO:	Paul Howes
FROM:	Ronald L. Zarrella
RE:	Employment Terms

The company provides corporate officers with certain severance benefits set forth in its Corporate Officer Separation Plan, as amended effective April 1, 2003. As part of our offer to you to join Bausch & Lomb, we have agreed to grant you an enhancement to the Plan. Specifically, we have agreed that if your employment is terminated on or before July 1, 2006, and if you are terminated under circumstances which entitle you to severance protection under the Plan, you will be provided a cash payout equal to the fair market value at severance date of the restricted stock grant of 25,000 shares you received as part of your hiring package.

As of July 1, 2003, you have entered into a Change of Control Agreement with the Company. In the event of a Change of Control as defined in that Agreement, the benefits provided herein shall be superseded by the Change of Control Agreement, such that you will not be entitled to a duplication of any amounts payable or benefits provided under this agreement and the Change of Control Agreement.

Please indicate your agreement with these terms by signing in the space below.

/s/ Ronald L. Zarrella Ronald L. Zarrella
/s/ Paul Howes Paul Howes Date: November 12, 2003